EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Alaska Air Group, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333‑212657, 333-176051, 333-168293, and 333-151743) on Form S-8 of Alaska Air Group, Inc. of our reports dated February 15, 2019, with respect to the consolidated balance sheets of Alaska Air Group, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Alaska Air Group, Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenue from contracts with customers upon the adoption of Accounting Standards Codification Topic 606 - Revenue from Contracts with Customers.

/s/ KPMG LLP

Seattle, Washington
February 15, 2019